Exhibit 2.4(b)

AMENDED AND RESTATED
SHARED ACQUISITION AND OPERATING AGREEMENT

This Amended and Restated Shared Acquisition and Operating Agreement (this “Agreement”) by and among ARP Eagle Ford, LLC, a Texas limited liability company (“ARP Purchaser”), Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP Purchaser”), and Atlas Eagle Ford Operating Company, LLC, a Texas limited liability company (“Contract Operator”), is effective as of September 23, 2014 (the “Effective Date”).  As used herein, unless expressly stated otherwise, any reference to a “Party” or the “Parties” shall mean each of ARP Purchaser, AGP Purchaser and/or Contract Operator, as applicable, and any successor or permitted assign thereof.

WHEREAS, on September 23, 2014, ARP Purchaser and AGP Purchaser entered into that certain Shared Acquisition and Operating Agreement (the “Original Agreement”);

WHEREAS, simultaneously with the execution of the Original Agreement, ARP Purchaser and AGP Purchaser entered into a Purchase and Sale Agreement (the “PSA”) to acquire certain assets (as described in the PSA, the “Assets”) from Cima Resources, LLC and Cinco Resources, Inc.;

WHEREAS, the PSA contemplates that (i) ARP Purchaser will acquire certain of the Assets (as identified on Exhibit A hereto, the “ARP Assets”) and (ii) AGP Purchaser will acquire certain of the Assets (as identified on Exhibit A hereto, the “AGP Assets”).  Collectively, the ARP Assets and the AGP Assets comprise all of the Assets.  Exhibit A hereto may be amended by ARP Purchaser and AGP Purchaser prior to Closing; and

WHEREAS, ARP Purchaser and AGP Purchaser wish to operate and expand the Infrastructure in a coordinated manner with their jointly owned subsidiary, Contract Operator, as the operator of the Assets, and Contract Operator desires to be operator of record of the Assets.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made and certain benefits to the Parties resulting from the execution of the PSA, and intending to be legally bound, the Parties desire to amend and restate the Original Agreement in its entirety and to enter into this Agreement to provide for, among other things, the structure of the relationship among the Parties in respect of completing the acquisition of the Assets as contemplated by the PSA.  In consideration of the terms and conditions set forth in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS; interpretation

1.1Definitions.  The following capitalized terms shall have the meanings specified below.  All terms not defined herein shall have the meaning ascribed to such term in the PSA.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person; provided that, (a) with respect to ARP Purchaser, the term “Affiliate” shall not include the AGP Parties and (b) with respect to AGP Purchaser, the term “Affiliate” shall not include the ARP Parties.

“AGP Parties” means Atlas Growth Partners GP, LLC, Atlas Growth Partners, L.P., and each subsidiary of Atlas Growth Partners, L.P.

“ARP Parties” means Atlas Resource Partners GP, LLC, Atlas Resource Partners, L.P., and each subsidiary of Atlas Resource Partners, L.P.

“Capital Projects” means any construction, expansion, improvement, alteration, changes or significant repair activities of/to the Infrastructure.

“Infrastructure” means (a) all equipment, machinery, fixtures, spare parts, inventory, communications equipment, telemetry and production measurement equipment, and other personal property (including leasehold interests therein) used in connection with the treatment, compression, gathering, transportation, sale, or disposal of hydrocarbons produced from or attributable to the Assets, and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, (b) all pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, buildings, trailers and offices used in connection with the Assets (but excluding Wellhead Equipment) and (c) all Contracts and Records primarily related to the foregoing.

“Transaction Documents” means this Agreement, the PSA, and all agreements, contracts and instruments executed and delivered in connection with the transactions contemplated hereunder and thereunder.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Wellhead Equipment” means all wellhead equipment and other equipment and items primarily used in drilling, completing or operating the Wells.

1.2Other Definitional and Interpretive Matters.  Unless otherwise expressly provided for herein, for purposes of this Agreement, Section 1.2 of the PSA is hereby incorporated by reference in its entirety.

Article 2
Purchase Price

2.1Purchase Price.  The portion of the unadjusted Purchase Price attributable to the ARP Assets is $225,119,207, and the portion of the unadjusted Purchase Price attributable to the AGP Assets is $114,880,793.

2.2Payments.  Subject to any adjustments pursuant to Section 3.6, (a) ARP Purchaser shall fund the portion of the Closing Date Purchase Price related to the ARP Assets and AGP Purchaser shall fund the portion of the Closing Date Purchase Price related to the AGP Assets and (b) the Deferred Purchase Price shall be funded by ARP Purchaser and AGP Purchaser in the amounts and on the dates set forth on Exhibit B hereto.

2.3Failure to Fund.  In addition to, and not in lieu of, the Parties’ rights under Article 4, if either ARP Purchaser or AGP Purchaser fails to fund any portion of the Purchase Price for which it is responsible (the “Non-Funding Party”) and the other Party (or in the case of ARP Purchaser, Parent) funds such amount (the “Funding Party”), the Non-Funding Party shall promptly assign to the Funding Party (or its designated Affiliate) such Assets or portions thereof as are (a) designated by the Funding Party and (b) have an Allocated Value equal to the amount paid by the Funding Party on the Non-Funding Party’s behalf.  The Parties agree that Parent is an express third party beneficiary with respect to this Section 2.3 and to the extent ARP Purchaser is the Funding Party (including as a result of Parent funding), Parent shall be entitled to enforce ARP Purchaser’s rights hereunder.

Article 3
Administrative functions under the Psa

3.1Administration of the PSA.

(a)Subject to the remainder of this Article 3, if any action or decision by ARP Purchaser or AGP Purchaser with respect to the administration of the PSA will or could reasonably be expected to impact the Assets being acquired by the other Party under the PSA, prior to taking any such action, ARP Purchaser and AGP Purchaser shall consult with each other with respect to such action and act only upon mutual agreement of the Parties, including with respect to the following:

(i)any adjustments to the Purchase Price under the PSA;

(ii)the assertion of, dispute of, and resolution of, including any arbitration proceedings relating to, Title Defects, Interest Additions, Environmental Defects or Material Consents, or any other provisions under the PSA;

(iii)the execution and delivery of any waivers, ancillary agreements, certificates and documents in connection with the consummation of the transactions contemplated by the PSA;

(iv)any amendment, modification or termination of the PSA or any other document to be executed pursuant to the PSA;

(v)consent to, or approval of, any matter under the PSA or any other documents executed pursuant to the PSA, including the waiver of any conditions set forth in Article VII of the PSA;

(vi)the determination as to (A) whether there has occurred a breach by Seller of any of its representations and warranties or covenants contained in the PSA or any of the other Transaction Documents and (B) any action or enforcement in the event that such a breach has occurred;

(vii)the negotiation or entry by either of ARP Purchaser or AGP Purchaser and Seller (or any of its Affiliates) into any contract, agreement, arrangement or understanding (whether written or oral) that is not specifically contemplated by the PSA; or

(viii)exercising any right to terminate the PSA.

3.2Coordination of Due Diligence.

(a)Subject to the terms of the PSA and this Agreement, each of ARP Purchaser and AGP Purchaser shall (i) have the right and obligation to conduct its own due diligence investigation of the Seller and, in the case of ARP Purchaser, the ARP Assets and, in the case of AGP Purchaser, the AGP Assets, to the extent such Party deems necessary in its sole discretion, (ii) use commercially reasonable efforts to promptly provide the other Party with copies of, and access to, any due diligence materials received by such Party from the Seller pursuant to the PSA relating to the assets to be purchased by the other Party; (iii) cooperate in good faith with respect to the assertion of any Title Defects, Interest Additions or Environmental Defects with respect to the Assets, and (iv) use commercially reasonable efforts to keep the other Party informed of its expectations and intentions regarding the PSA and the transactions contemplated thereby, and will notify the other Party promptly of any changes therein.

(b)Notwithstanding anything in this Agreement to the contrary, (i) neither ARP Purchaser nor AGP Purchaser shall: (A) be obligated to provide the other Party with information generated internally by such Party or information that it views to be proprietary or confidential information (e.g., economic, seismic, market, technical, etc.); (B) be obligated to provide information that any Party reasonably believes the provision or disclosure of, or access to, would violate any legal privilege or the terms of any agreement, contract or other arrangements binding on such Party; (C) have any obligation to verify the accuracy of any information or materials provided to the other Party, whether by the Seller under the PSA or its representatives or by such Party pursuant hereto, or any liability to the other Party in connection therewith; or (D) have any liability for failing to provide to the other Party any information or materials relating to the Assets except for a failure to comply with its express obligations pursuant to Section 3.2(a); and (ii) each Party hereby acknowledges that it is individually responsible for completing all due diligence, asset and other reviews and analysis it deems necessary to proceed with Closing under the PSA, in each case to such Party’s sole satisfaction.

(c)IT IS HEREBY AGREED AND ACKNOWLEDGED THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER DOCUMENTS TO BE EXECUTED PURSUANT TO THE PSA: NEITHER ARP PURCHASER NOR AGP PURCHASER MAKES ANY, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT OR THE PSA (OR THE ACCURACY OF SUCH INFORMATION) OR ANY INFORMATION IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.2(c) ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

3.3Wellhead Equipment.  ARP Purchaser and AGP Purchaser shall cooperate in good faith to categorize all Wellhead Equipment that is included in the Assets as applying to either the ARP Assets or the AGP Assets.  All Wellhead Equipment shall be transferred to ARP Purchaser and AGP Purchaser at Closing based on the Party acquiring such Asset.

3.4Unit 10.  The unit described on Exhibit C hereto (“Unit 10”) is the subject of a dispute with certain Third Parties as to ownership of the Subject Interests comprising such unit (the “Unit 10 Dispute”).  ARP Purchaser and AGP Purchaser shall consult with each other and act only upon mutual agreement with respect to any action or decision relating to the Unit 10 Dispute and shall cooperate and use commercially reasonable efforts to obtain a favorable resolution to the Unit 10 Dispute.  Upon resolution of the Unit 10 Dispute, (a) ARP Purchaser and AGP Purchaser shall bear any loss or cost of Subject Interests in Unit 10 resulting therefrom in proportion to their relative ownership and (b) ARP Purchaser and AGP Purchaser shall cooperate to develop the Subject Interests comprising Unit 10 that they own and shall apportion the costs thereof in proportion to their relative ownership.

3.5Coordination of Indemnity Claims.  From and after the Closing, neither ARP Purchaser nor AGP Purchaser shall be permitted to, or cause its respective Affiliates to, pursue a claim for indemnity under the PSA unless the other Party consents thereto in writing, such consent not to be unreasonably withheld, conditioned or delayed.  To the extent that either ARP Purchaser or AGP Purchaser recovers pursuant to an indemnity claim under the PSA, such recovery shall be apportioned between ARP Purchaser and AGP Purchaser based on the relative dollar value of all successful indemnity claims to which such recovery relates of ARP Purchaser on the one hand, and AGP Purchaser on the other hand, under the PSA.

3.6Apportionment of Purchase Price Adjustments.  To the extent that the Purchase Price is increased or reduced, as applicable, prior to or after Closing, such increase or reduction shall be apportioned as follows:

(a)for any increase or reduction of the Purchase Price under the PSA other than those addressed by Section 3.6(b), including proceeds from production, expenses and costs associated with operations, suspended revenues, overhead costs charged to the Assets, and any other adjustments attributable to specific Assets, the Purchase Price adjustment will be allocated to the affected Assets and the Party acquiring such Assets; and

(b)for any increase attributable to Interest Additions or any reduction of the Purchase Price attributable to Title Defects or Environmental Defects, such adjustment shall be allocated to ARP Purchaser and AGP Purchaser proportionately based on the relative dollar value of the aggregate amount of Interest Additions, Title Defects or Environmental Defects, as applicable, to the extent affecting the ARP Assets, on the one hand, and affecting the AGP Assets, on the other hand.  The apportionment of any such increase or reduction shall take into account an apportionment of the Aggregate Deductible Amount as applied to such claims, which in each case shall be allocated to ARP Purchaser and AGP Purchaser based on the relative dollar value of the aggregate amount of Interest Additions, Title Defects or Environmental Defects, as applicable, to the extent affecting the ARP Assets, on the one hand, and affecting the AGP Assets, on the other hand.

3.7Transition Services Agreement.  ARP Purchaser and AGP Purchaser agree that all costs and expenses charged to the Parties pursuant to the Transition Services Agreement will be allocated between ARP Purchaser and AGP Purchaser (a) with respect to production activities, in proportion to each of ARP Purchaser’s and AGP Purchaser’s throughput of hydrocarbons, water and other substances, as applicable, through the Infrastructure during such month, (b) with respect to development activities related to the ARP Assets, to ARP Purchaser and (c) with respect to development activities related to the AGP Assets, to AGP Purchaser.  Each of AGP Purchaser and ARP Purchase shall pay its respective portion of all such amounts when due.

Article 4
Indemnification; RECEIPT OF REVENUE; PAYMENT OF EXPENSES

4.1Indemnification.

(a)Subject to the indemnification provisions of this Section 4.1, any and all costs, expenses, liabilities, losses, damages, claims, causes of action, awards, judgments, and related costs and expenses (including reasonable attorney’s fees and court costs) (“Losses”) arising from any demand, claim, action, suit, legal proceeding (whether at law or in equity) or arbitration by a Third Party against AGP Purchaser or ARP Purchaser (or for which ARP Purchaser and AGP Purchaser are obligated to indemnify Contract Operator against pursuant to Section 4.1(c)(i)), in each case as owner of the Infrastructure, and arising out of or resulting from the ownership, condition or operation of the Infrastructure or any part thereof shall be shared (after application thereto of any insurance coverage or proceeds) by ARP Purchaser and AGP Purchaser in proportion to their respective Infrastructure Ownership Percentages at the time of such Loss.

(b)From and after the time that any one of ARP Purchaser, AGP Purchaser and/or Contract Operator ceases to be subsidiary of Atlas Energy, L.P. or its successors and assigns, Contract Operator hereby agrees to indemnify, defend and hold harmless each of ARP Purchaser and AGP Purchaser and each of their respective Affiliates, and such Party’s and its Affiliates’ respective Representatives from and against any and all Losses arising out of, relating to or resulting from Contract Operator’s acts or omissions as operator of the Infrastructure, solely to the extent arising out of Contract Operator’s gross negligence, willful misconduct or intentional violation of applicable Law.

(c)Subject to Contract Operator’s indemnity obligations in Section 4.1(b), so long as each of ARP Purchaser and AGP Purchaser owns an equity interest in Contract Operator,

(i)ARP Purchaser and AGP Purchaser hereby agree to jointly, in proportion to their respective Infrastructure Ownership Percentages at the time of such Loss, indemnify Contract Operator from and against any and all Losses arising out of, relating to or resulting from (A) the Infrastructure and any oil and gas operations of ARP Purchaser or AGP Purchaser on the ownership or condition of the Infrastructure and (B) Contract Operator’s acts or omissions as operator of the Infrastructure;

(ii)ARP Purchaser hereby agrees to severally, and not jointly, indemnify Contract Operator from and against any and all Losses arising out of, relating to or resulting from any oil and gas operations of ARP Purchaser on the ownership or condition of the Infrastructure; and

(iii)AGP Purchaser hereby agrees to severally, and not jointly, indemnify Contract Operator from and against any and all Losses arising out of,

relating to or resulting from any oil and gas operations of AGP Purchaser on the ownership or condition of the Infrastructure.

(d)ARP Purchaser hereby agrees to indemnify, defend and hold harmless AGP Purchaser and each of its respective Affiliates (other than Contract Operator), and its and their respective Representatives from and against Losses arising out of, relating to or resulting from any of the following:

(i)the breach, failure or inaccuracy of any representation or warranty, covenant or agreement made by ARP Purchaser under this Agreement or the PSA;

(ii)the personal injury or death of any Person or property damage to the extent caused by ARP Purchaser or its Representatives in connection with any due diligence or investigative activities by ARP Purchaser or its Representatives with respect to the transaction; and

(iii)liabilities, including Taxes and royalties, arising out of, relating to or resulting from the ARP Assets and any oil and gas operations of ARP Purchaser on the ARP Purchaser Ownership Area (other than the Infrastructure, which is addressed by Article 7).

(e)AGP Purchaser hereby agrees to indemnify, defend and hold harmless ARP Purchaser and each of its respective Affiliates (other than Contract Operator), and its and their respective Representatives from and against any and all Losses arising out of, relating to or resulting from any of the following:

(i)the breach, failure or inaccuracy of any representation or warranty, covenant or agreement made by AGP Purchaser under this Agreement or the PSA;

(ii)the personal injury or death of any Person or property damage to the extent caused by AGP Purchaser or its Representatives in connection with any due diligence or investigative activities by AGP Purchaser or its Representatives with respect to the transaction; and

(iii)liabilities, including Taxes and royalties, arising out of, relating to or resulting from the AGP Assets and any oil and gas operations of AGP Purchaser on the AGP Purchaser Ownership Area (other than the Infrastructure, which is addressed by Article 7).

(f)No Party shall be obligated to indemnify any other Party hereunder for any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost product, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill other than any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost product, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill to a Third Party in connection with a matter for which such Party is entitled to indemnification hereunder or under any Transaction Document.

4.2Receipt of Revenue; Payment of Expenses.

(a)If ARP Purchaser shall receive any proceeds attributable to the AGP Assets for any reason, ARP Purchaser shall promptly remit same in immediately available funds to AGP Purchaser.  If AGP Purchaser shall receive any proceeds attributable to the ARP Assets for any reason, AGP Purchaser shall promptly remit same in immediately available funds to ARP Purchaser.

(b)If AGP Purchaser pays any costs or expenses relating to the ARP Assets, ARP Purchaser shall promptly reimburse AGP Purchaser in immediately available funds for the same.  If ARP Purchaser pays any costs or expenses relating to the AGP Assets, AGP Purchaser shall promptly reimburse ARP Purchaser in immediately available funds for the same.

Article 5
REPRESENTATIONS AND WARRANTIES

5.1Representations and Warranties of ARP Purchaser and AGP Purchaser.  Each of ARP Purchaser and AGP Purchaser hereby makes the representations and warranties contained in Article IV of the PSA to AGP Purchaser and ARP Purchaser mutatis mutandis with the incorporation herein of any definitions contained in the PSA necessary to give effect to those representations and warranties and adjusted in each case to replace any references to the Seller contained in those representations and warranties with a reference to the other Party, as applicable.

Article 6
Relationship of the Parties

6.1No Agency, Partnership or Joint Venture.  Nothing contained in this Agreement shall constitute either Party as the agent of the other Party for any purpose and, subject to the remainder of this Section 6.1, neither Party may bind the other Party to any agreement with any Third Party, and no agent or Representative of either Party has, or shall have, the authority to make, and a Party shall not be bound by or be liable for, any statement, representation, promise, agreement or other putatively binding commitment of any kind made by the other Party or other Party’s agent or Representative.  This Agreement shall not (a) be construed as creating any partnership, joint venture, association, trust or other type of entity between the Parties, or between the Parties and any other party, for any purpose at all (including the sharing of profits and losses for federal income tax or for any other purpose), or (b) impose any trust or partnership or similar duty on either Party. In no event shall either Party represent to any Third Party that any such association, trust, partnership, joint venture or other business entity has been formed.

Article 7
Infrastructure

7.1Ownership of Infrastructure.  ARP Purchaser and AGP Purchaser shall own the Infrastructure, as tenants in common, in the respective ownership percentages set forth opposite their names on Exhibit D hereto, subject to adjustment in accordance with this Article 7 (the “Infrastructure Ownership Percentages”).

7.2Operator; Operator’s Duties.

(a)Subject to Section 7.2(d), Contract Operator shall be the operator of the Infrastructure and, subject to the provisions of this Agreement, shall have the exclusive right to operate the Infrastructure.  Contract Operator shall conduct and direct and have full control of all operations on or pertaining to the Infrastructure as permitted and required by, and within the limits of, this Agreement, subject to the direction of ARP Purchaser or AGP Purchaser, as applicable.  Other than as authorized in this Agreement, Contract Operator shall not be deemed to be, or hold itself out as, the agent of ARP Purchaser or AGP Purchaser or have authority to execute documents or otherwise act in the name of ARP Purchaser or AGP Purchaser.

(b)As operator of the Infrastructure, Contract Operator shall:

(i)consult with ARP Purchaser and AGP Purchaser and, at least annually or at such reasonable times as may be requested by ARP Purchaser or AGP Purchaser, keep ARP Purchaser and AGP Purchaser apprised of all matters arising during the construction, operation, maintenance, expansion or alteration of the Infrastructure that Contract Operator, in good faith, considers important, and promptly respond to questions and requests for information from ARP Purchaser and AGP Purchaser about such matters;

(ii)contract for operation, maintenance and repair of the Infrastructure, as well as for any Capital Projects;

(iii)maintain itemized books and records (including records of the joint account of ARP Purchaser and AGP Purchaser) with respect to the Infrastructure and operation of the Infrastructure.  Upon request of ARP Purchaser or AGP Purchaser, Contract Operator shall furnish a monthly report of all expenditures made or incurred during the preceding month, together with any reasonable information required by ARP Purchaser or AGP Purchaser relating to said account or operations;

(iv)carry insurance for the joint account that is reasonably acceptable to ARP Purchaser and AGP Purchaser, the costs of which shall be chargeable to ARP Purchaser and AGP Purchaser in proportion to their respective Infrastructure Ownership Percentages at the time of incurrence of such costs;

(v)prepare and file all necessary ad valorem tax and personal property tax renditions and returns with proper taxing authorities with respect to the Infrastructure or any part thereof, and settle assessments arising therefrom.  Taxes and return preparation costs shall be chargeable to ARP Purchaser and AGP Purchaser in proportion to their respective Infrastructure Ownership Percentages during the applicable period;

(vi)comply with all Laws, make all necessary reports to Governmental Authorities, and secure all necessary permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of Governmental Authorities necessary for the operation of the Infrastructure; and

(vii)conduct its activities under this Agreement with respect to the Infrastructure as a reasonable, prudent operator and in a good and workmanlike manner.

(c)Other than as otherwise contemplated herein, Contract Operator shall not enter into agreements permitting any Third Party to use the Infrastructure without prior written consent of each of ARP Purchaser and AGP Purchaser.

(d)Contract Operator shall be deemed to have resigned as operator if it (i) tenders its resignation as operator, (ii) becomes insolvent, (iii) files for protection under the federal bankruptcy code or (iv) engages in willful misconduct or is grossly negligent in the operation of the Infrastructure.  In such event, ARP Purchaser and AGP Purchaser shall jointly have the right to designate the replacement operator.

(e)EACH OF ARP PURCHASER AND AGP PURCHASER ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL CONTRACT OPERATOR HAVE ANY LIABILITY TO ARP PURCHASER OR AGP PURCHASER RELATING TO OPERATION OF THE INFRASTRUCTURE, REGARDLESS OF WHETHER ANY CLAIM, CAUSE OF ACTION, LOSS, DEMAND, COST, EXPENSE, PENALTY OR LIABILITY ASSERTED BY ARP PURCHASER OR AGP PURCHASER RELATING TO OPERATION OF THE INFRASTRUCTURE IS A RESULT OF OR CAUSED BY THE SOLE, ACTIVE, JOINT, PASSIVE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OR OTHER FAULT OF, CONTRACT OPERATOR (EXCEPT TO THE EXTENT OF CONTRACT OPERATOR’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR intentional violation of applicable Law), AND EACH OF ARP PURCHASER AND AGP PURCHASER HEREBY RELEASES CONTRACT OPERATOR WITH RESPECT TO ALL SUCH LIABILITY.  THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

7.3Operating Expenses; Capital Projects; Capital Expenditures.

(a)Direct out-of-pocket costs and expenses incurred by Contract Operator necessary or proper in connection with the ownership, operation, maintenance and repair of the Infrastructure (“Operating Expenses”) shall be allocated to ARP Purchaser and AGP Purchaser each month in proportion to each such Party’s throughput of hydrocarbons, water and other substances, as applicable, through the Infrastructure during such month, except as otherwise expressly provided in Sections 7.2(b)(iv) and (v).

(b)Contract Operator shall be entitled to undertake Capital Projects as follows:

(i)If ARP Purchaser requests Contract Operator to undertake a Capital Project for the benefit of ARP Purchaser: (i) ARP Purchaser shall include with such request reasonably detailed specifications for the Capital Project; (ii) as promptly as practicable following such request, Contract Operator shall submit to ARP Purchaser a budget for such Capital Project and ARP Purchaser and Contract Operator shall negotiate in good faith to agree on the budget; (iii) Contract Operator shall undertake such Capital Project in accordance with ARP Purchaser’s specifications and the agreed budget, provided that Contract Operator shall obtain ARP Purchaser’s written approval for any Capital Expenditures in excess of 110% of the agreed budget; and (iv) ARP Purchaser shall bear all costs and expenses (“Capital Expenditures”) with respect to such Capital Project.

(ii)If AGP Purchaser requests Contract Operator to undertake a Capital Project for the benefit of AGP Purchaser: (i) AGP Purchaser shall include with such request reasonably detailed specifications for the Capital Project; (ii) as promptly as practicable following such request, Contract Operator shall submit to AGP Purchaser a budget for such Capital Project and AGP Purchaser and Contract Operator shall negotiate in good faith to agree on the budget; (iii) Contract Operator shall undertake such Capital Project in accordance with AGP Purchaser’s specifications and the agreed budget, provided that Contract Operator shall obtain AGP Purchaser’s written approval for any Capital Expenditures in excess of 110% of the agreed budget; and (iv) AGP Purchaser shall bear all Capital Expenditures with respect to such Capital Project.

(iii)If either ARP Purchaser or AGP Purchaser requests Contract Operator to undertake a Capital Project for the benefit of both ARP Purchaser and AGP Purchaser, the Parties shall negotiate in good faith to agree on the budget.  If the Parties agree on a budget for such Capital Project, Contract Operator shall undertake such Capital Project in accordance with the agreed budget and each Party shall bear Capital Expenditures in proportion to its respective Infrastructure Ownership Percentage at the time such Capital Project is approved.

(c)Contract Operator shall maintain a schedule of accounts that reflects the aggregate Capital Expenditures funded by each of AGP Purchaser and ARP Purchaser, and shall adjust ARP Purchaser’s and AGP Purchaser’s respective Infrastructure Ownership Percentages in proportion to the aggregate Capital Expenditures funded by each such Party at the time such amounts are funded.  The aggregate pre-Closing Capital Expenditures attributable to ARP Purchaser and AGP Purchaser are set forth on Exhibit D hereto and shall be reflected in such schedule of accounts.

(d)Contract Operator shall pay all Capital Expenditures and Operating Expenses when due and shall allocate the same to ARP Purchaser and AGP Purchaser in accordance with this Section 7.3; provided that, with respect to (i) Capital Projects undertaken at the request of ARP Purchaser or AGP Purchaser, Contract Operator may elect, in lieu of advancing Capital Expenditures for such Capital Projects, to require the requesting Party to advance such Capital Expenditures, or (ii) Capital Projects undertaken for the benefit of both ARP Purchaser and AGP Purchaser, Contract Operator may elect, in lieu of advancing Capital Expenditures for such Capital Projects, to require ARP Purchaser and AGP Purchaser to advance each such Party’s portion of such Capital Expenditures.

(e)Contract Operator shall invoice ARP Purchaser and AGP Purchaser monthly for ARP Purchaser’s and AGP Purchaser’s respective shares of Capital Expenditures and Operating Expenses and each such Party shall pay such invoice within thirty days after receipt of the invoice.

7.4Information and Audit Rights.

(a)Each of ARP Purchaser and AGP Purchaser shall have the right during business hours to inspect the Infrastructure and all books and records relating to the ownership or operation of the Infrastructure, as long as such actions do not unreasonably interfere with the construction, installation, or operation of the Infrastructure.  Any such inspection shall be at the sole risk, cost and expense of the inspecting Party.

(b)Each of ARP Purchaser and AGP Purchaser shall have the right to audit Contract Operator’s books and records relating to accounting with respect to the Infrastructure for any calendar year within the two year period following the end of said calendar year and to request adjustments to such records; provided that no more than one audit shall be made by each of ARP Purchaser and AGP Purchaser each calendar year.  The costs and expenses incurred by an auditor, inspector, or auditing committee shall be borne by the Party conducting such audit.

Article 8
Operation of Units within ARP Assets and AGP Assets

8.1Ownership and Operation of Units.

(a)ARP Purchaser and AGP Purchaser shall each own the respective portions of each Existing Unit identified on Exhibit E hereto (the “Existing Units”) as follows: (a) ARP Purchaser shall own and, as such, have the exclusive right to conduct and direct (including the exclusive right to direct Contract Operator) and have full control of all operations  on or pertaining to wells and other development located within the areas of each Existing Unit designated as an “ARP Purchaser Ownership Area” on Exhibit E hereto (the “ARP Purchaser Ownership Area”) and (b) AGP Purchaser shall own and, as such, have the exclusive right to conduct and direct (including the exclusive right to direct Contract Operator) and have full control of all operations on or pertaining to wells and other development located within the areas of each Existing Unit designated as an “AGP Purchaser Ownership Area” on Exhibit E hereto (the “AGP Purchaser Ownership Area”).  ARP Purchaser shall be entitled to all production, revenues and other benefits of ownership of the ARP Purchaser Ownership Area, and AGP Purchaser shall be entitled to all production, revenues and other benefits of ownership of the AGP Purchaser Ownership Area.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall alter the rights of any interest owner other than ARP Purchaser and AGP Purchaser with respect to the interests provided for by any Declaration of Pooled Unit filed of record with Atascosa County, Texas that is applicable to the Existing Units (each, a “Pooling Agreement”), and all such royalty owners will continue to receive royalty payments in accordance with the Pooling Agreements.

(b)Expenses Related to Operations.

(i)ARP shall be solely responsible for, and shall pay, any and all costs and expenses and bear all Liabilities associated with the development, drilling, completing, producing, plugging, abandonment, restoration and ownership of all wells and other oil and gas operations that ARP Purchaser elects to conduct with respect to the ARP Purchaser Ownership Area, including, without limitation, the payment of rentals, shut-in well payments, royalties, plugging and abandonment obligations, title examination and curative matters and all costs of the Contract Operator.

(ii)AGP shall be solely responsible for, and shall pay, any and all costs and expenses and bear all Liabilities associated with the development, drilling, completing, producing, plugging, abandonment, restoration and ownership of all wells and other oil and gas operations that AGP Purchaser elects to conduct with respect to the AGP Purchaser Ownership Area, including, without limitation, the payment of rentals, shut-in well payments, royalties, plugging and abandonment obligations, title examination and curative matters and all costs of the Contract Operator.

(c)Spacing of Wells.  ARP Purchaser and AGP Purchaser will cooperate to comply with the spacing regulations applicable to the Existing Units; provided, however, that in no event shall either of such Parties request Contract Operator to drill any well within 165 feet of any border between any of the ARP Purchaser Ownership Area and any of the AGP Purchaser Ownership Area without the prior written consent of each other Party.

8.2Rights of Way. Each Party hereby grants, and shall cause its Subsidiaries to grant, to each other Party a non-exclusive right (to the extent such right is transferable, and each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain consents to transfer such right if it is transferrable with consent) for no consideration to use any surface fee interests, surface leases, sub-surface easements, easements, rights-of-way, licenses, servitudes, or other surface real property rights within such Party’s portion of the Assets (collectively, the “Rights of Way”) as necessary to allow the Parties to conduct oil and gas operations with respect to the Assets in accordance with this Agreement, but only to the extent such use or access does not unreasonably interfere with the existing operations of or use by the Party or such Party’s Subsidiaries that hold such Rights of Way, and subject in all cases to (a) the express terms, conditions, obligations and limitations set forth in the documents or instruments establishing such Rights of Way, (b) applicable Law relating to the Rights of Way areas or the use thereof, (c) any right of access or use (and any such access or use) of any co-owner of such Rights of Way existing on the Closing Date or existing as of the date of acquisition of such Rights of Way, and (d) any contractual obligation existing on the Closing Date that the Party holding such Rights of Way may have to convey or provide use of Rights of Way to the Party.  Rights to Rights of Way granted under this Section 8.4 shall terminate upon the termination of this Agreement.

8.3Joint HBP Units.

(a)Each of ARP Purchaser and AGP Purchaser shall provide to the other Party, no later than 10 days following the end of each month, a written report identifying each well in which the notifying Party owns an interest that (i) is located within the boundaries of a pooled oil and gas unit memorialized by a Pooling Agreement in which the other Party also owns an interest in the same unit (each, a “Joint HBP Unit”), and (ii) has average daily liquid hydrocarbon production in the prior month of less than five barrels/day.  Each such report shall identify the relevant Joint HBP Unit, the well names and the average daily production for the prior month for each such well.

(b)If a well is holding a Joint HBP Unit by production (each such well, a “Subject Well”) and the Party that owns an interest in such Subject Well (the “Subject Well Owner”) makes a determination to abandon or permanently shut in such Subject Well or determines that such Subject Well is no longer producing in sufficient quantities to continue holding the applicable Joint HBP Unit by production, the Subject Well Owner shall promptly provide the other Party who owns an interest in the Joint HBP Unit written notice of such determination.  Within 45 days of such notice, such other Party shall have the right, to the extent permitted by the applicable Pooling Agreement, as may be amended, to take over such Subject Well and receive an assignment of the remainder of the unit and the associated leasehold interest (or partial leasehold interest) held by the Subject Well Owner, in each case for no additional consideration by delivering to the Subject Well Owner an irrevocable written notice of such election (the date of such written notice being the “Assignment Effective Date”).  Within ten days after the Assignment Effective Date, the Subject Well Owner shall deliver an assignment and bill of sale for the Subject Well and the remainder of the acreage within the Joint HBP Unit, effective as of the Assignment Effective Date.  Upon receipt of the assignment and bill of sale from the Subject Well Owner, the other Party who owns an interest in the Joint HBP Unit will be deemed to have acquired the Subject Well and the Subject Well Owner’s associated leasehold interest in the Joint HBP Unit as of the Assignment Effective Date together with all rights, responsibilities, assets and liabilities of the Subject Well Owner associated with or arising from such Subject Well and the assignment of the interests therein, including associated plugging, abandonment, restoration, reclamation, environmental, lessee and other liabilities of any kind or character.

Article 9
MISCELLANEOUS

9.1Further Assurances.  Each Party shall take such further actions and execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any Transaction Document.

9.2Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each Party hereby: (a) certifies that neither the other Party nor any Representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.2.

9.3Applicable Law; Jurisdiction.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any disputes arising out of or related to this Agreement (other than those expressly provided to be resolved otherwise) will be subject to the exclusive jurisdiction and venue of the state courts in Dallas County, Texas and in the United States District Court located in such county, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such dispute in any such court or that any such dispute has been brought in an inconvenient forum.

9.4Notices.  Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next Business Day after transmission), by recognized overnight delivery service (effective on the next Business Day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth Business Day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

If to ARP Purchaser, to:

ARP Eagle Ford, LLC

c/o Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, Pennsylvania 15275

Attention: Joel Heiser, General Counsel

Facsimile: (330) 896-8518

With a copy (which shall not constitute notice) to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention:  Jeff Schlegel

Facsimile:  (832) 239-3600

If to AGP Purchaser, to:

Atlas Growth Eagle Ford, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, Pennsylvania 15275

Attention: Lisa Washington, Chief Legal Officer

Facsimile: (215) 546-4785

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

600 Travis Street, Fifty-Eighth Floor

Houston, TX 77002

Attn: James Vallee

Facsimile: (713) 353-2594

If to Contract Operator, to:

Atlas Eagle Ford Operating Company, LLC
425 Houston Street, 3rd Floor
Fort Worth, TX 76102
Attention: Denise Starkey, Associate General Counsel

Fax: (330) 896-8518
E-mail:  dstarkey@atlasenergy.com

Such names and addresses may be changed by such notice.

9.5Expenses.  The Parties will each bear their own fees and expenses incurred in connection with the negotiation and consummation of the PSA and the transactions contemplated thereby.

9.6Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the PSA, that certain Contract Operating Agreement dated as of November 5, 2014 and the documents and instruments delivered by the Parties in connection with herewith and therewith): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between or between the Parties with respect to the subject matter hereof; and (b) except as expressly provided herein, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder. The Parties agree that no Party has made or relied upon any express or implied agreements, representations or warranties to the other Party, in all cases relating to the transactions contemplated by this Agreement, which are not expressly set forth in this Agreement.

9.7Amendment.  This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

9.8Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.9Assignment.  Either Party may directly or indirectly, assign, sell, transfer, convey or encumber, whether by assignment, sale, farmout, pledge or otherwise (“Transfer”), all or any portion of its rights or obligations under this Agreement, any of such Party’s interest in the Assets or any other rights or interests obtained or acquired hereunder; provided, however, that no Party may Transfer all or any portion of such Party’s interest in the Assets if such Transfer would have any adverse impact on the validity of the pooled oil and gas unit memorialized by any Pooling Agreement.

9.10Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.11Waiver.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

9.12Memorandum of Agreement.  If at any time any Party requests that any other Party execute an appropriate memorandum or notice of this Agreement (a “Memorandum”) reasonably acceptable to each Owner in order to give Third Parties notice of record of this Agreement, and submits such Memorandum for execution in recordable form, such Memorandum or notice shall be duly executed by each other Party to which such request is made and delivered promptly thereafter to the Party making the request.  Upon receipt, the Party making the request may cause the Memorandum to be duly recorded in the appropriate real property or other records affecting the Assets.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties to be effective for all purposes as of the Effective Date.

“ARP Purchaser”

ARP Eagle Ford, LLC

By:	/s/ Mathew A. Jones
Name:	Matthew A. Jones
Title:	President

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties to be effective for all purposes as of the Effective Date.

“AGP Purchaser”

Atlas Growth Eagle Ford, LLC

By:	/s/ Daniel C. hHerz
Name:	Daniel C. Herz
Title:	President

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties to be effective for all purposes as of the Effective Date.

“Contract Operator”

Atlas Eagle Ford Operating Company, LLC

By:	/s/ Mark Schumacher
Name:	Mark Schumacher
Title:	Senior Vice President of Operations